Exhibit 99.1

MarketAxess Completes Acquistion of Pragma

NEW YORK | October 2, 2023 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced the completion of its acquisition of Pragma, a quantitative trading technology provider specializing in algorithmic and analytical services.

Chris Concannon, Chief Executive Officer of MarketAxess, commented, “We’re excited to bring on the Pragma team and take our AI-powered technology solutions to the next level. We see immense potential in extending Pragma’s algorithmic trading platform and quantitative execution solutions to our clients across all fixed-income products.”

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

The press release may contain forward-looking statements, including statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction, including statements regarding the benefits of the transaction and the products and markets of each company. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the ability of MarketAxess to successfully integrate Pragma’s operations, product lines, and technology. In addition, please refer to the periodic filings MarketAxess makes with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com